Exhibit 10.01
Consulting Agreement
     This Consulting Agreement (this “Agreement”) is entered into as of September 18, 2006 (“Effective Date”) by and between Silicon Image, Inc., a Delaware corporation with its principal place of business at 1060 East Arques Avenue, Sunnyvale, CA 94085 (“Company”) and Patrick Reutens (“Consultant”). As used herein, “Party” or “Parties” will refer to Company, Consultant or both, as the case may be. “Consultant” includes the Consultant, and all employees and agents of the Consultant.
RECITAL
Consultant desires to perform, and Company desires to have Consultant perform, consulting services as an independent contractor to Company.
NOW, THEREFORE, the Parties agree as follows:
1.	Services
1.1.	Performance. Consultant will provide legal consulting services to Company as directed by Company management (the “Services”).

1.2.	Period of Consultancy. The “Period of Consultancy” will commence on the Effective Date and will terminate on November 30, 2006.

1.3.	Payment. As sole compensation for the performance of the Services, during the Period of Consultancy, Company will (a) pay Consultant a consulting fee of $5,000, (b) pay Consultant performance-based compensation of up to $125,000 upon the timely and satisfactory completion of performance objectives to be determined by the Company’s Chief Executive Officer and (c) extend Consultant’s exercise period in which to exercise his Company stock options from December 5, 2006 until the close of trading on December 29, 2006. Consultant agrees that he shall not exercise his Company stock options or otherwise trade in Company stock during the Period of Consultancy while in possession of material nonpublic information. Consultant acknowledges that he may obtain access to material nonpublic information during the Period of Consultancy by virtue of his performance of the Services. Company will also reimburse Consultant for his reasonable out-of-pocket expenses incurred in performing the Services which are approved in advance by Company’s Chief Executive Officer. Consultant will invoice Company on a monthly basis for such out-of-pocket expenses and Company will pay each such invoice no later than thirty (30) days after its receipt. Consultant will receive no other compensation or remuneration in connection with or based upon the Services. Without limiting the foregoing, Consultant acknowledges and agrees that vesting under his Company stock options ceased effective September 5, 2006.

2.	Relationship of the Parties.
2.1.	Independent Contractor. Contractor is an independent contractor and is not an agent or employee of, and has no authority to bind, Company by contract or otherwise. Consultant will perform the Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law.

2.2.	Employment Taxes and Benefits. Consultant will report as income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify, hold harmless, and, at Company’s request, defend Company and Company’s subsidiaries, affiliates, directors, officers, employees and agents and independent contractors from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with compensation received by Consultant pursuant to this Agreement.
3.	Confidential Information

Consultant acknowledges that Consultant will acquire information and materials from Company and knowledge about the business, products, customers, clients and suppliers of Company and that all such knowledge, information and materials acquired, and the existence, terms and conditions of this Agreement, are and will be the trade secrets and confidential and proprietary information of Company (collectively “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Consultant. Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

4.	Termination and Expiration
4.1.	Termination. Either party may terminate this Agreement in the event of a breach by the other party if such breach continues uncured for a period of ten (10) days after written notice.

4.2.	Expiration. Unless terminated earlier, this Agreement will expire at the end of the Period of Consultancy.

4.3.	No Election of Remedies. The election by Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.
5.	Effect of Expiration or Termination.

Upon the expiration or termination of this Agreement for any reason:
a)	Sections 2.2, 3, 5, 6, 8 and 9 of this Agreement shall survive and the obligations thereunder shall continue in full force and effect; and

b)	upon the Company’s reasonable request, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession and, at the expense of Consultant and in accordance with Company’s instruction, will promptly deliver to Company all such Confidential Information.
6.	Limitation of Liability

IN NO EVENT SHALL COMPANY OR CONSULTANT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY OR CONSULTANT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

7.	Competitive Activities

Consultant will not during the term of this Agreement, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business whose primary business is directly competitive with Company. Company acknowledges that it is aware that Consultant is an executive of Atmel Corporation and does not consider Consultant’s employment by such company to be competitive with Company.

8.	Indemnification

a) Consultant will defend, indemnify and hold harmless Company against all claims, liabilities, damages, losses and expenses, including but not limited to reasonable attorneys’ fees and costs of suit, that arise out of Consultant’s gross negligence or willful misconduct; provided however, that Consultant shall not be obligated to indemnify Company for: (i) settlements entered into without first obtaining

Consultant’s written consent; provided such consent shall not be unreasonably withheld; (ii) any action taken at the express direction of Company; or (iii) to the extent such indemnification is adjudicated to be unlawful.

b) Company will defend, indemnify and hold harmless Consultant against all claims, liabilities, damages, losses and expenses (collectively, “Claim Against Consultant”), including but not limited to reasonable attorneys’ fees and costs of suit, arising out of Consultant’s lawful actions under this Agreement that are taken at the direction of the Company; provided, however that the Company shall not be obligated to defend, indemnify or hold harmless Consultant for (i) any matter for which Consultant is obligated to indemnify the Company pursuant to Section 8(a); (ii) proceedings and claims initiated or brought voluntarily by Consultant and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors of the Company or brought to establish or enforce a right to indemnification arising under this Agreement or any statute or law or otherwise, (iii) settlements entered into without the Company’s authorization and prior written consent; (iv) an action against Consultant for violation of Section 16 of the Securities Exchange Act of 1934 or other similar law; or (v) to the extent such indemnification is adjudicated to be unlawful. As a condition of Company’s obligations under this Section 8(b) (collectively, “Company Indemnification Obligations”), Consultant will (1) provide Company with prompt written notice of any Claim Against Consultant, (2) permit Company to have sole control of the defense, settlement, adjustment or compromise of any such Claim Against Consultant; provided, that (a) Company will not make any acknowledgment of culpability on Consultant’s behalf without Consultant’s consent, and (b) Consultant may secure his own legal representation at his sole expense, who shall not control or participate in the defense, provided further that if the Company and Consultant are named as co-defendants in an action and there is a conflict of interest that prevents the Company from representing Consultant in such action then, solely with respect to the issues where such conflict of interest exists, Company will no longer control Consultant defense in such action and will pay, to the extent of any Company Indemnification Obligations, for the reasonable fees and expenses of Consultant’s counsel in such action, and (3) provide Company with all reasonable assistance (which shall not be construed to include the payment of funds by Consultant) in the defense, settlement, adjustment or compromise of any Claim Against Consultant.

9.	General
a)	Assignment. Consultant may not assign Consultant’s rights or delegate Consultant’s duties under this Agreement either in whole or in part without the prior written consent of Company. Any attempted assignment or delegation without such consent will be void.

b)	Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorney’s fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

c)	Governing Law Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

d)	Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon its mailing as specified.

e)	Complete Understanding; Modifications. This Agreement constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof and thereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

SILICON IMAGE, INC.		PATRICK REUTENS

By:	/s/ Steve Tirado	By:	Patrick Reutens

Name:	Steve Tirado	Address: [Address]

Title:	Chief Executive Officer